                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                               E*Trade Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   269246-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)



            RONALD FISHER                        STEPHEN A. GRANT, ESQ.
       SOFTBANK HOLDINGS INC.                     SULLIVAN & CROMWELL
         1188 CENTRE STREET                         125 BROAD STREET
       NEWTON CENTER, MA 02459                     NEW YORK, NY 10004
           (617) 928-9300                            (212) 558-4000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                December 7, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

        If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

        NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (continued on following pages)
                                Page 1 of 7 Pages

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----------------------                                     ---------------------
CUSIP NO.  269246-10-4                13D                  PAGE  2  OF  8  PAGES
                                                                ---    ---
----------------------                                     ---------------------


--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   SOFTBANK America Inc.
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
        3          SEC USE ONLY

--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS
                   OO
--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
                                   7        SOLE VOTING POWER

            NUMBER OF              ---------------------------------------------
             SHARES                8        SHARED VOTING POWER
          BENEFICIALLY                      33,401,688
            OWNED BY               ---------------------------------------------
              EACH                 9        SOLE DISPOSITIVE POWER
            REPORTING
           PERSON WITH             ---------------------------------------------
                                   10       SHARED DISPOSITIVE POWER
                                            33,401,688
--------------------------------------------------------------------------------
        11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   33,401,688
--------------------------------------------------------------------------------
        12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
        13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   9%
--------------------------------------------------------------------------------
        14         TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------

----------------------                                     ---------------------
CUSIP NO.  269246-10-4                13D                  PAGE  3  OF  8  PAGES
                                                                ---    ---
----------------------                                     ---------------------


--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   SOFTBANK Holdings Inc.
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
        3          SEC USE ONLY

--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS
                   AF
--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
--------------------------------------------------------------------------------
                                   7        SOLE VOTING POWER

            NUMBER OF              ---------------------------------------------
             SHARES                8        SHARED VOTING POWER
          BENEFICIALLY                      33,401,688
            OWNED BY               ---------------------------------------------
              EACH                 9        SOLE DISPOSITIVE POWER
            REPORTING
           PERSON WITH             ---------------------------------------------
                                   10       SHARED DISPOSITIVE POWER
                                            33,401,688
--------------------------------------------------------------------------------
        11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   33,401,688
--------------------------------------------------------------------------------
        12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
        13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   9%
--------------------------------------------------------------------------------
        14         TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------

----------------------                                     ---------------------
CUSIP NO.  269246-10-4                13D                  PAGE  4  OF  8  PAGES
                                                                ---    ---
----------------------                                     ---------------------


--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   SOFTBANK Corp.
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
        3          SEC USE ONLY

--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS
                   AF
--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Japan
--------------------------------------------------------------------------------
                                   7        SOLE VOTING POWER

            NUMBER OF              ---------------------------------------------
             SHARES                8        SHARED VOTING POWER
          BENEFICIALLY                      33,401,688
            OWNED BY               ---------------------------------------------
              EACH                 9        SOLE DISPOSITIVE POWER
            REPORTING
           PERSON WITH             ---------------------------------------------
                                   10       SHARED DISPOSITIVE POWER
                                            33,401,688
--------------------------------------------------------------------------------
        11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   33,401,688
--------------------------------------------------------------------------------
        12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
        13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   9%
--------------------------------------------------------------------------------
        14         TYPE OF REPORTING PERSON
                   HC, CO
--------------------------------------------------------------------------------

----------------------                                     ---------------------
CUSIP NO.  269246-10-4                13D                  PAGE  5  OF  8  PAGES
                                                                ---    ---
----------------------                                     ---------------------


--------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Masayoshi Son
--------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
        3          SEC USE ONLY

--------------------------------------------------------------------------------
        4          SOURCE OF FUNDS
                   AF
--------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                   PURSUANT TO ITEM 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION
                   Japan
--------------------------------------------------------------------------------
                                   7        SOLE VOTING POWER

            NUMBER OF              ---------------------------------------------
             SHARES                8        SHARED VOTING POWER
          BENEFICIALLY                      33,401,688
            OWNED BY               ---------------------------------------------
              EACH                 9        SOLE DISPOSITIVE POWER
            REPORTING
           PERSON WITH             ---------------------------------------------
                                   10       SHARED DISPOSITIVE POWER
                                            33,401,688
--------------------------------------------------------------------------------
        11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   33,401,688
--------------------------------------------------------------------------------
        12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                   CERTAIN SHARES                                            [ ]
--------------------------------------------------------------------------------
        13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                   9%
--------------------------------------------------------------------------------
        14         TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

               SOFTBANK America Inc., a Delaware corporation ("SB America"), SOFTBANK Holdings Inc., a Delaware corporation ("SBH"), SOFTBANK Corp., a Japanese corporation ("SOFTBANK"), and Mr. Masayoshi Son, a Japanese citizen ("Mr. Son" and, together with SB America, SBH and SOFTBANK, the "Reporting Persons"), hereby amend and supplement the statement on Schedule 13D previously filed by them, as heretofore amended and supplemented, with respect to the Common Stock, par value $0.01 per share (the "Common Stock"), of E*Trade Group, Inc., a Delaware corporation (the "Issuer"), beneficially owned by them. Except as amended and supplemented hereby, the statement on Schedule 13D, as heretofore amended and supplemented, remains in full force and effect.

Item 1.  Security and Issuer.

               This statement on and amendment of Schedule 13D (this "Statement") relates to the Common Stock, par value $0.01 per shares (the "Common Stock"), of E*Trade Group, Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 4500 Bohannon Drive, Menlo Park, CA 94025.

Item 5.  Interest in Securities of the Issuer.

               The percentage of the Issuer's outstanding Common Stock reported herein as beneficially owned by the Reporting Persons is based upon 370,585,687 shares of Common Stock (the "Outstanding Shares") reported by the Issuer as outstanding at October 31, 2001 in the Issuer's Form 10-Q for the quarter ended September 30, 2001.

               SB America is a wholly-owned subsidiary of SBH, which in turn is a wholly-owned subsidiary of SOFTBANK. Mr. Son is the President and Chief Executive Officer of SOFTBANK and owns, as of September 30, 2001, an approximately 37.15% interest in SOFTBANK. Accordingly, securities owned by SB America may be regarded as being beneficially owned by SBH; securities owned by SBH may be regarded as being beneficially owned by SOFTBANK; and securities owned by SOFTBANK may be regarded as being beneficially owned by Mr. Son.

               On December 7, 2001, SB America agreed to sell 20,000,000 shares of Common Stock at $7.28 per share to the Issuer. As of the date of the filing of this statement, the Reporting Persons beneficially own 33,401,688 shares of Common Stock of the Issuer representing approximately 9% of the Outstanding Shares.




                  [Remainder of page left intentionally blank]



                                Page 6 of 7 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 11, 2001

                                             SOFTBANK AMERICA INC.



                                             By: /s/ Stephen A. Grant
                                                --------------------------------
                                                Secretary

                                             SOFTBANK HOLDINGS INC.



                                             By: /s/ Stephen A. Grant
                                                --------------------------------
                                                Secretary

                                             SOFTBANK CORP.



                                             By: /s/ Stephen A. Grant
                                                --------------------------------
                                                Attorney-in-fact

                                             MASAYOSHI SON



                                             By: /s/ Stephen A. Grant
                                                --------------------------------
                                                Attorney-in-fact



                                Page 7 of 7 Pages